CUSIP No. 576819 10 6              Schedule 13G                Page 1 of 6 Pages



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                              (Amendment Number 2)


                    Under the Securities Exchange Act of 1934



                              MATRIX BANCORP, INC.
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value
                         (Title of Class of Securities)

                                   576819 10 6
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).












                         (Continued on following pages)

                                Page 1 of 6 Pages



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CUSIP No. 576819 10 6             Schedule 13G                 Page 2 of 6 Pages





1          NAME OF REPORTING PERSON                           Richard V. Schmitz
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------  ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|
---------  ---------------------------------------------------------------------
3          SEC USE ONLY

---------  ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
---------  ---------------------------------------------------------------------

         NUMBER OF          5        SOLE VOTING POWER
          SHARES
       BENEFICIALLY                                1,151,375
         OWNED BY
           EACH
         REPORTING
        PERSON WITH

--------------------------- -------- -------------------------------------------

                            6        SHARED VOTING POWER
                                                         0

--------------------------- -------- -------------------------------------------
                            7        SOLE DISPOSITIVE POWER

                                                   1,151,375
--------------------------- -------- -------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                                         0

--------------------------- -------- -------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            1,151,375

---------  ---------------------------------------------------------------------




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CUSIP No. 576819 10 6             Schedule 13G                 Page 3 of 6 Pages




---------  ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------  ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                            17.1

---------  ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
                                                            IN

---------  ---------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!



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CUSIP No. 576819 10 6            Schedule 13G                  Page 4 of 6 Pages





Item 1.

(a)               Name of Issuer:
                  --------------

         Matrix Bancorp, Inc.

(b)               Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

         1380 Lawrence Street, Suite 1400
         Denver, Colorado   80204

Item 2.

         (a)               Name of Person Filing:
                           ---------------------

                  Richard V. Schmitz

         (b)               Address of Principal Business Office or, if none,
                           -------------------------------------------------
                           Residence:
                           ---------

                  1380 Lawrence Street, Suite 1400
                  Denver, Colorado   80204

         (c)               Citizenship:
                           -----------

                  United States

         (d)               Title of Class of Securities:
                           ----------------------------

                  Common Stock, $.0001 par value

         (e)               CUSIP No.:
                           ---------

                  57689 10 6

Item 3.           Not Applicable.

Item 4.           Ownership.
                  ---------

         The following information relates to the reporting person's ownership of Common Stock, $.0001 par value, of the issuer as of December 31, 1998. As of that date, the reporting person did not have the right to acquire beneficial ownership of any additional shares of such Common Stock within the meaning of Rule 13-3(d)(1)(i) under the Securities Exchange Act of 1934.



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CUSIP No. 576819 10 6         Schedule 13G                     Page 5 of 6 Pages






         (a)               Amount Beneficially Owned:
                           -------------------------

                  1,151,375

         (b)               Percent of Class:
                           ----------------

                  17.1%

         (c)               Number of Shares as to Which Such Person Has:
                           --------------------------------------------

                  (i)               sole power to vote or to direct the vote:

                           1,151,375

                  (ii)              shared power to vote or to direct the vote:

                           0

                  (iii)             sole power to dispose or to direct the
                                    disposition of:

                           1,151,375

                  (iv) shared power to dispose or to direct the disposition of:

                           0

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                           If this  statement  is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  ------

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  -------

                  Not Applicable.






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CUSIP No. 576819 10 6             Schedule 13G                 Page 6 of 6 Pages


Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                  Not Applicable.

Item 10.          Certification.
                  -------------

                  Not Applicable.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:             2-5-99

                  -------------------------------------

                                                  /s/ Richard V. Schmitz
                                                  ------------------------------
                                                  Richard V. Schmitz

                                                  ------------------------------